Exhibit 10.4

December 20, 2016

PERSONAL AND CONFIDENTIAL

Mozafar Maghsoudnia

[Personal Address]

Dear Mo:

InvenSense, Inc. (the “Company”) has approved the payment of a bonus (a “Retention Bonus”) to you. This letter agreement sets forth the terms and conditions of your Retention Bonus, including the requirements that you must meet in order to receive your Retention Bonus.

1. Eligibility. You will be entitled to receive your Retention Bonus if (a)(i) you remain an employee of the Company until the later of (A) the date on which the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 20, 2016, among the Company, TDK Corporation and TDK Sensor Solutions Corporation (the “Merger Agreement”) are consummated and (B) the first anniversary of the date on which the Merger Agreement is fully executed (such later date, the “Vesting Date”), or (ii) your employment with the Company terminates prior to the Vesting Date as a result of a termination by the Company without Cause (as defined below) or your death or your permanent disability (as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended) (such date of termination, the “Termination Date”) and (b) on the first to occur of Vesting Date or Termination Date, as applicable, you or your estate execute (and do not revoke within the revocation period) the release in the form attached hereto as Exhibit A to this letter agreement (with such modifications thereto as the Company deems necessary to reflect any changes in the law). If your employment with the Company terminates as a result of your voluntary termination or a termination by the Company for Cause prior to the Vesting Date, or if you or your estate do not execute (or you or your estate revoke) the release, you will not be entitled to receive a Retention Bonus under this letter agreement. Notwithstanding the foregoing, if the Merger Agreement terminates for any reason, this letter agreement will immediately terminate and you will not be entitled to a Retention Bonus.

For purposes of this letter agreement, “Cause” shall mean (x) your gross negligence or willful misconduct in the performance of any material act or refusal to perform any material act in the performance of your duties to the Company that is to the detriment of the Company (or any parent, subsidiary or successor of the Company), with such gross negligence or willful misconduct or refusal to perform not remedied within thirty (30) days after written notice from the Company, which written notice shall state that failure to remedy such gross negligence or willful misconduct or refusal to perform may result in termination for Cause; (y) your material breach of a material provision of any agreement with the Company (or any parent, subsidiary or successor of the Company) which, if capable of being cured, is not cured within thirty (30) days after written notice from the Company, which written notice shall state that failure to cure may result in termination for Cause; or (z) your conviction of a felony crime involving dishonesty, breach of trust, or physical harm to any person which reflects conduct or character that the Company reasonably and in good faith determines is inconsistent with continued employment.

2. Amount of Your Retention Bonus. Your Retention Bonus will be in an amount equal to $1,100,000. You acknowledge and agree that such payment may be satisfied by any affiliate, parent or subsidiary of the Company.

3. Time of Payment. Your Retention Bonus will be paid in a lump sum in cash within fifteen (15) days following the date that the release described in Section 1 becomes irrevocable. If, however, the period of time during which you are permitted to consider or to revoke the release described in Section 1 spans two (2) calendar years, then the Retention Bonus shall be paid in the form of a lump sum on the first payroll date that occurs in the second calendar year.

4. Tax Withholding. The Company (or its affiliate, parent or subsidiary, as applicable) shall withhold from your Retention Bonus all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

5. Equity Award Acceleration. On the first regular payroll date of the Company following the Effective Time (as defined in the Merger Agreement), the Company will make a lump sum cash payment to you in an amount equal to 42% of the total cash value (after conversion pursuant to Section 2.04 of the Merger Agreement) of the unvested awards held by you under any Company Stock Plan (as defined in the Merger Agreement), and you hereby acknowledge and agree that each payment that would have been made to you on the applicable vesting dates with respect to such awards (as described in Section 2.04 of the Merger Agreement) will be reduced by 42%.

6. Acknowledgement. In consideration of the Company entering into this letter agreement, you acknowledge and agree that neither the consummation of the transactions contemplated by the Merger Agreement nor any changes that are made to the nature or scope of your title, duties, authorities, function, responsibilities, reporting structure, or signing authority solely as a result of the consummation of the transactions contemplated by the Merger Agreement will constitute “a material reduction in your authority, duties or responsibilities” pursuant to Section 5(e)(i) of the Change in Control and Severance Agreement, dated May 20, 2014, between you and the Company. In addition, you acknowledge and agree that effective as of the Closing, Section 5(e)(i) of the Change in Control and Severance Agreement, dated May 20, 2014, between you and the Company shall be deleted in its entirety and replaced with the following language: “a material reduction of Employee’s authority, duties or responsibilities that occurs subsequent to the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 20, 2016, among the Company, TDK Corporation and TDK Sensor Solutions Corporation.

7. Confidentiality. Except as required by law, you shall not disclose, publicize or discuss any of the terms or conditions of your Retention Bonus with anyone except your spouse, if any, your attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and/or tax advice. In the event you disclose any of the terms or conditions of your Retention Bonus to your spouse, attorney, financial advisor and/or tax advisor, it shall be your duty to advise such persons of the confidential nature of the Retention Bonus and to direct them not to disclose, publicize or discuss any of the terms or conditions of the Retention Bonus with any other person.

8. Complete Agreement. This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, however, the parties agree that except as expressly set forth in Section 5 hereof, nothing in this letter agreement supersedes, preempts or amends the Change in Control and Severance Agreement, dated May 20, 2014, between you and the Company.

[Signatures on following page.]

Please be aware that this letter agreement does not constitute an offer or guarantee of employment with the Company or any of its affiliates or subsidiaries. Please indicate your agreement to the terms set forth herein by executing this letter in the space provided below.

Very truly yours,

INVENSENSE, INC.

By:	/s/ Behrooz Abdi
	Name:	Behrooz Abdi
	Title:	CEO and President

Accepted and Agreed:

By:	/s/ Mozafar Maghsoudnia
Mozafar Maghsoudnia

Exhibit A

RELEASE

THIS RELEASE (“Release”) is dated                     , 201    , by                                  (“Employee”) in favor of the Releasees (as defined below).

WHEREAS, pursuant to the letter agreement (the “Letter Agreement”) between Employee and InvenSense, Inc. (the “Company”), dated December     , 2016, the Company has agreed to pay Employee the Retention Bonus (as defined in the Letter Agreement), subject to the terms and conditions described in the Letter Agreement.

WHEREAS, pursuant to the Letter Agreement, on the Vesting Date or Termination Date, as applicable (as such terms are defined in the Letter Agreement), Employee is required to execute (and not revoke within the revocation period) this Release in order to receive the Retention Bonus.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee agrees as follows:

1. Release in Full of All Claims. In exchange for a payment in an amount equal to $        , Employee, for Employee and for Employee’s agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on his, her or their joint or several behalf, hereby releases, waives and forever discharges the Company, including its past or present employees, officers, directors, trustees, board members, stockholders, equityholders, agents, affiliates (including, but not limited to, TDK USA Corporation and its affiliates), parent entities, subsidiaries, heirs, administrators, successors, assigns and other representatives, insurers and anyone acting on its or their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities and other losses that Employee has or may have against the Company or the other Releasees that relate to the Retention Bonus (following payment thereof) or Employee’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only, and without limiting the immediately preceding sentence, Employee agrees that Employee is releasing, waiving and discharging any and all claims against the Company and the other Releasees under (a) any federal, state or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN) or the Uniformed Services Employment and Reemployment Rights Act (USERRA) and applicable state employment law(s), including, but not limited to, the California Fair Employment and Housing Act or Government Code or Labor Code provisions or (b) any federal, state or municipal law, statute, ordinance or common law doctrine (including, but not limited to, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud); provided, however, that Employee specifically does not release any claims to challenge the validity of this Release under the ADEA or any claims that Employee cannot waive by operation of law. Notwithstanding the foregoing, this release shall not include claims with respect to (a) salary compensation earned, (b) benefits accrued under any of the Company’s or any affiliate’s written benefit plans, (c) expenses to be reimbursed by the Company or any affiliate to Employee, (d) any rights that Employee may have pursuant to that certain Agreement and Plan of Merger, dated as of December 21, 2016, among the Company, TDK Corporation and TDK Sensor Solutions Corporation, [or] (e) insurance or indemnification rights which Employee may have from the Company or any affiliate[, or (f) benefits under Employee’s [Executive] Change in Control and Severance Agreement with the Company, dated                     , 20    ].

Nothing contained herein shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission or participating in investigations by that entity. However, Employee acknowledges that the release Employee executes herein waives Employee’s right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay or reinstatement. Employee further agrees that if any person, organization or other entity should bring a claim against the Releasees involving any matter covered by this Release, Employee will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.

Employee further understands that nothing contained herein is intended to interfere with or discourage Employee’s good faith disclosure to any governmental entity related to a suspected violation of the law, and nothing contained herein waives or releases Employee’s right to receive money for disclosing such information to a government agency. Employee further understands that Employee will not be subject to retaliation by the Company for a disclosure made pursuant to this provision.

Employee agrees that no fact, event, circumstance, evidence or transaction, which could now be asserted or which may hereafter be discovered, shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Employee acknowledges that Employee fully understands the following provisions of Section 1542 of the California Civil Code:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee expressly and voluntarily waives each and all claims, rights or benefits Employee has or may have under Section 1542 of the California Civil Code to the fullest extent that Employee may lawfully waive such claims, rights and benefits in connection with this Release.

2. No Claims Filed. Employee affirms that, as of the date of execution of this Release, Employee has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or any of the other Releasees.

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3. Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process.

4. ADEA/OWBPA Waiver and Acknowledgement. Insofar as this Release pertains to the release of Employee’s claims, if any, under the Age Discrimination in Employment Act (ADEA), Employee, pursuant to and in compliance with the rights afforded Employee under the Older Workers Benefit Protection Act (OWBPA): (a) is hereby advised to consult with an attorney before executing this Release; (b) is hereby afforded at least twenty-one (21) days to consider this Release; (c) may rescind this Release any time within the seven (7) day period following Employee’s execution of the Release; (d) is hereby advised that this Release shall not become effective or enforceable until the seven (7) day revocation period has expired; and (e) is hereby advised that Employee is not waiving claims that may arise after the date on which Employee executes this Release. If this Release is revoked within the revocation period, the Company shall have no obligation to pay the Retention Bonus. If this Release is not revoked within the revocation period, this Release will be effective and enforceable on the date immediately following the last day of the seven (7) day revocation period.

5. Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of California without giving effect to conflict of laws principles.

6. Taxes. The Company (or any affiliate thereof) shall withhold from the Retention Bonus all federal, state, city or other taxes as the Company (or any affiliate thereof) is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of the Letter Agreement or this Release, neither the Company nor any of its affiliates shall be obligated to guarantee any particular tax result for Employee with respect to any payment provided to Employee, and Employee shall be responsible for any taxes imposed on Employee with respect to any such payment.

7. Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver of any subsequent breach of the same provision.

8. Voluntary Execution. Employee acknowledges that Employee is executing this Release voluntarily and of Employee’s own free will and that Employee fully understands and intends to be bound by the terms of this Release. Further, Employee acknowledges that Employee received a copy of this Release on December     , 2016 and has had an opportunity to carefully review this Release with Employee’s attorney prior to executing it or warrants that Employee chooses not to have Employee’s attorney review this Release.

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9. No Assignment of Claims. Employee hereby represents and warrants that Employee has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

[Signature on Following Page]

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IN WITNESS WHEREOF, Employee hereby certifies that Employee has read this Release in its entirety and voluntarily executed it in the presence of a competent witness, as of the date set forth under Employee’s signature.

EMPLOYEE

[Name]

Date

Witness

Date

[Signature Page to Release – [Form]]